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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact: Robert Siegfried/Jeremy Fielding
Kekst and Company
212-521-4800


         ENDO PHARMACEUTICALS HOLDINGS INC. FILES FOR PUBLIC OFFERING OF
                                  COMMON STOCK


Chadds Ford, PA. September 7, 2001 -- Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP and ENDPW) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to a public offering of 11.4 million shares of its common stock, excluding the underwriters' over-allotment option.

The shares will be offered through a syndicate led by J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., together with co-managers, SG Cowen and First Union Securities.

Endo, through its wholly owned subsidiaries Endo Pharmaceuticals Inc. and Endo Inc., is a specialty pharmaceutical company with market leadership in pain management. The company is engaged in the research, development, sale and marketing of branded and generic pharmaceuticals used primarily to treat and manage pain.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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